Exhibit 99.2

FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2009
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      To
Commission file number 1-10254
TOTAL SYSTEM SERVICES, INC. DIRECTOR STOCK PURCHASE PLAN
TOTAL SYSTEM SERVICES, INC.
ONE TSYS WAY
COLUMBUS, GEORGIA 31901
(706) 649-2310

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Financial Statements
December 31, 2009, 2008, and 2007
(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm
The Plan Administrator
Total System Services, Inc.
     Director Stock Purchase Plan:
We have audited the accompanying statements of financial condition of the Total System Services, Inc. Director Stock Purchase Plan (the Plan) as of December 31, 2009 and 2008, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts, and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2009 and 2008, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
April 16, 2010

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2009 and 2008

	2009	2008
Assets
Common stock of Total System Services, Inc., at fair value — 96,381 shares (cost $1,591,930) in 2009 and 139,135 shares (cost $2,376,736) in 2008	$1,664,515	1,947,903
Dividends receivable	6,747	9,740

	$1,671,262	1,957,643

Plan Equity
Plan equity (19 participants in 2009 and 2008)	$1,671,262	1,957,643

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2009, 2008, and 2007

	2009	2008	2007
Investment income (loss):
Dividend income	$29,996	35,936	362,130
Realized (loss) gain on distributions to participants (note 6)	(167,396)	1,790	1,727,802
Unrealized appreciation (depreciation) in common stock of Total System Services, Inc. (note 5)	501,390	(1,734,009)	(1,270,157)

Total investment income (loss)	363,990	(1,696,283)	819,775

Contributions:
Participants	220,000	295,500	292,000
Total System Services, Inc.	80,250	147,793	146,172

Total contributions	300,250	443,293	438,172

Withdrawals by participants:
Common stock of Total System Services, Inc., at fair value (66,598 shares in 2009, 348 shares in 2008, and 121,334 shares in 2007) (note 6)	(950,621)	(7,661)	(3,551,989)

Decrease in Plan equity	(286,381)	(1,260,651)	(2,294,042)

Plan equity at beginning of year	1,957,643	3,218,294	5,512,336

Plan equity at end of year	$1,671,262	1,957,643	3,218,294

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2009, 2008, and 2007
(1)	Description of the Plan

The Total System Services, Inc. Director Stock Purchase Plan (Plan) was implemented as of October 15, 1987. The Plan is designed to enable participating Total System Services, Inc. (TSYS) directors to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and by TSYS.

TSYS serves as the Plan Administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the board of directors of TSYS is eligible to participate in the Plan. Cash contributions by participants cannot exceed $5,000 per calendar quarter. Matching contributions to the Plan are to be made by TSYS in an amount equal to 50% of each participant’s contribution prior to July 1, 2009 and 15% of each participant’s contribution subsequent to July 1, 2009. Participants are immediately vested in their contributions and TSYS’ matching contributions.

The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, and transaction costs, which are included in the cost of each participant’s investment in common stock of TSYS.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of TSYS common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent. A participant who terminates his or her participation in the Plan may not reenter the Plan until the expiration of a six-month waiting period.

Participation in the Plan shall automatically terminate upon termination of a participant’s status as a director whether by death, retirement, resignation, or otherwise.

TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or TSYS prior to the date of such amendment or termination.

TSYS reserves the right to suspend its matching contributions to the Plan if its board of directors feels that TSYS’ financial condition warrants such action.
(Continued)

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2009, 2008, and 2007
(2)	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The investment in common stock of TSYS is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such securities are traded. The December 31, 2009 and 2008 fair values were $17.27 per share and $14.00 per share, respectively.

The Plan’s investment in the common stock of TSYS is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The realized gain or loss on distributions to participants is determined by computing the difference between the average cost per share of common stock and the fair value per share at the date of distribution to the participants, less transaction costs.

Contributions by TSYS and participating directors are accounted for on the accrual basis. Withdrawals are accounted for upon distribution.

Purchases and sales of TSYS common stock are reflected on a trade-date basis. Dividend income is accrued on the record date.

(3)	Fair Value Measurements

The Plan estimates the fair value of its assets consistent with the provisions of the accounting standard for fair value measurements and disclosures. The accounting standard provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy under the accounting standard are described below:
Level 1 — inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access.
Level 2 — inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.
(Continued)

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2009, 2008, and 2007
In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s investment in TSYS common stock is considered a Level 1 input under the fair value hierarchy.

Management of the Plan also believes that the carrying amount of the receivables is a reasonable approximation of fair value due to their short-term nature.

(4)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by TSYS. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

(5)	Unrealized Appreciation (Depreciation) in Common Stock of TSYS

Changes in unrealized appreciation (depreciation) in common stock of TSYS are as follows:

	2009	2008	2007
Unrealized appreciation (depreciation) at end of year	$72,547	(428,843)	1,305,166
Unrealized (depreciation) appreciation at beginning of year	(428,843)	1,305,166	2,575,323

Unrealized appreciation (depreciation) for the year	$501,390	(1,734,009)	(1,270,157)

(6)	Realized (Loss) Gain on Withdrawal/Distributions to Participants

The (loss) gain realized on withdrawal/distributions to participants is summarized as follows:

	2009	2008	2007
Fair value at dates of distribution or redemption of common stock of TSYS	$950,621	7,661	3,551,989
Less cost (computed on an average cost basis) of shares of common stock of TSYS distributed or redeemed	1,118,017	5,871	1,824,187

Total realized (loss) gain	$(167,396)	1,790	1,727,802